Exhibit 10.2(i)

AMENDED AND RESTATED

ADDENDUM TO

INDEMNITY RETROCESSION AGREEMENT

between

GUGGENHEIM LIFE AND ANNUITY COMPANY

WILMINGTON, DELAWARE

(hereinafter referred to as the “Retrocedent”)

and

CLEAR SPRING LIFE INSURANCE COMPANY

AUSTIN, TEXAS

(hereinafter referred to as the “Retrocessionaire”)

ADDENDUM TO TREATY #

ANNUITY

COINSURANCE

RECITALS

A.

This Amended and Restated Addendum (the “Addendum”) to Amended and Restated Indemnity Retrocession Agreement (the “Agreement”) between Retrocedent and Retrocessionaire amends and restates that certain Addendum (the “Original Addendum”) to the Indemnity Retrocession Agreement effective 11:59 pm. EST on May 1, 2015 (the “Original Agreement”) by and between Retrocedent and Retrocessionaire (the “Parties”).

B.

The Texas Department of Insurance provided no objection letters to the Original Agreement and Original Addendum on March 2, 2015 and April 22, 2015 and the Delaware Department of Insurance provided an approval of those documents on March 13, 2015.

C.	The Parties desire to amend Schedule C of the Agreement to address hedging in an alternative manner.

E.	Reinsurance under the Agreement and the Addendum shall remain effective as of 11:59 pm. EST on May 1, 2015 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual benefits to be received by the Parties and the mutual covenants and agreements contained herein, the Parties agree that the recitals set forth above are adopted and made part of this Agreement and further agree as follows:

1.	Capitalized terms and underlined section and article references shall have the meanings and references set forth in the Agreement, unless the context indicates otherwise.

2.	The provisions of the Agreement and this Addendum shall take effect as of the Effective Date.

3.	Notwithstanding anything to the contrary in the Agreement, the following provisions shall apply:

a.

Upon the Effective Date and until such time as the Retrocessionaire receives approval as an admitted insurer in Delaware (the “Admission Date”), the assets supporting the Quota Share of the Reserve that are to be transferred pursuant to Section 4.02 (the “Assets”) shall be identified and consented to by the Retrocessionaire and retained by Retrocedent on a funds withheld basis. Such assets shall be free and clear of all liens, charges, claims or other interests.

b.

The transfer of the Assets from funds withheld to Retrocessionaire shall be made pursuant to Sections 4.01 and 4.02 on or as soon as practicable after the Admission Date (rather than 31 days after the Effective Date). Notwithstanding anything to the contrary in Sections 4.01, the transfer of Assets from funds withheld to Retrocessionaire shall be made without simple interest.

c.	Pending such transfer:

i.	The initial funds withheld balance on the Effective Date shall be equal to the Retrocedent’s good faith estimate of the Quota Share of the Reserves for the Retroceded Policies.

ii.

The Retrocedent shall maintain an accounting of all the additions and reductions to the funds withheld balance. On a monthly basis until all the Assets are transferred, additions or reductions shall be made in the funds withheld balance in such amounts and by or in favor of such Party as is consistent with the provisions of Article V and this Addendum. The Retrocedent will thereupon calculate the difference between the then reported book value of the funds withheld assets and the total of the Quota Share of Reserves which are to be held by the Retrocedent. If the amount is positive, the • Retrocedent shall pay the Retrocessionaire, and if the amount is negative, then the Retrocessionaire shall pay the Retrocedent.

iii.

Pursuant to Section 9.03, upon recapture, the Retrocessionaire shall promptly pay to the Retrocedent the Quota Share of the Reserves, less the funds withheld balance and the Pro-Rated Option Budget, in each case, applicable to the Retroceded Policies that are recaptured and determined as of the effective date of such recapture.

iv.

For the avoidance of doubt, any amounts shown to be due from the Retrocedent to the Retrocessionaire shall be offset against amounts shown to be due from the Retrocessionaire to the Retrocedent and vice versa and only net amounts shall be paid. The Parties further agree that the funds withheld balance may be offset by the Retrocessionaire against liabilities of the Retrocessionaire for payments under the Agreement.

v.

Each Party shall provide the reporting regarding the funds withheld adjustments and related matters in a manner consistent with the reporting and payment provisions set forth in this Section 3 of the Addendum and Article V.

4.	The Parties reaffirm the representations and warranties made by each in the Agreement.

5.	Integration; Construction; Counterparts

a.	Except as set forth herein, this Addendum restates in its entirety all of theterms and conditions of the Original Addendum.

b.

Except as set forth herein, all other terms and conditions of the Agreement shall remain unchanged; provided, that in the event of any inconsistency between this Addendum and the Agreement, this Addendum shall control.

c.	The terms of this Addendum cannot be modified except by written agreement in a document signed by duly authorized representatives of each of the Parties.

d.

This Addendum may be executed in counterparts by electronic mail or facsimile and each shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Followsj

Execution

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed on the date indicated below, but effective as of the Effective Date.

GUGGENHEIM LIFE AND ANNUITY COMPANY	CLEAR SPRING LIFE INSURANCECOMPANY

By:	By:
Title:	Title:
Date:	Date:

ATTEST:	ATTEST:

By:	By:
Title:	Title:
Date:	Date:

Signature Page to GLAC/CSLIC Amended and Restated Addendum to Amended and Restated Indemnity Retrocession Agreement

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